EXHIBIT 10.1

CERTAIN PRICING INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT 10.1 BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH REDACTED INFORMATION WILL BE PROVIDED ON A SUPPLEMENTAL BASIS TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made as of August 24, 2021, by and between Whipshots LLC, a Wyoming limited liability company (“Buyer”), and PENGUINS FLY, LLC, a Pennsylvania limited liability company (“Seller”). Capitalized terms used herein and not otherwise defined herein have the meaning set forth in ARTICLE I.

RECITALS

WHEREAS, Seller owns the Acquired Assets (as defined below); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all rights to the Acquired Assets on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions. For purposes of this Agreement, the following terms shall have the meanings specified or referenced below:

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Assets Sale” means the sale by Buyer of all or substantially all of the Acquired Assets to a Third Party.

“Affiliate” means, with respect to each Party, any person or entity, directly or indirectly, or through one or more intermediaries, which controls, is controlled by, or is under common control with such Party.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Persons” shall have the meaning set forth in Section 8.1(a).

“Claims” means all claims, causes of action, rights of recovery and rights of set-off of Seller, in each case, of whatever kind or description against any Third Party.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, undertaking, license, sublicense, sales order, purchase order or other commitment, whether written or oral (including commitments to enter into any of such), that is binding on any Person or any part of its property under applicable Law.

“Contract Year” shall have the meaning set forth in Section 3.1(a).

“Copyrights” means: (a) copyrights (including, without limitation, registered and unregistered copyrights), and (b) any other rights (including, without limitation, common law rights) in works of authorship, whether or not copyrightable, in the case of each of the foregoing clauses (a) and (b) in any and all jurisdictions throughout the world.

“Customer Data” means data and information pertaining to current customers of Seller.

“Covered Trademark Abandonment Request” shall have the meaning set forth in Section 7.2(j).

“Covered Trademark Applications” means (a) the trademark registration application filed by Seller with the USPTO with U.S. Serial No. 88765787 (for the trademark “WHIPSHOTZ”), (b) the trademark registration application filed by Seller with the USPTO with U.S. Serial No. 88765769 (for the trademark “WHIPSHOTS”), and (c) any other application by Seller for registration of any Similar Mark.

“Documents” means with respect to any Intellectual Property all books, records, files, invoices, inventory records, product specifications, Customer Data, customer lists and other customer-related information, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, including all data and other information stored on hard drives (including those located on remote servers, whether operated by Seller or by Third Party providers), discs, tapes or other media, in each case, to the extent owned by Seller.

“Domain Names” means the whipshotz.com / whipshots.com / .net / .us / .co domain names and any other top-level domains that Seller, or any of its Affiliates, owns or controls that contains any Similar Mark; provided, however, that the top-level domains whleak.org and whleak.com are not Domain Names.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.

“Field” shall have the meaning set forth in Section 7.2(a).

“Governmental Authority” means any United States federal, state, municipal or local or any foreign government, governmental agency or authority, or regulatory or administrative authority, or any court, tribunal or judicial body having jurisdiction.

“Gross Revenues” shall have the meaning set forth in Section 3.1(a).

“Intellectual Property” means (a) all Trademarks and Trademark applications for any Similar Mark in any jurisdiction throughout the world owned by Seller, to the extent assignable to Buyer (if any), and any Copyright owned by Seller in or to any Trademark (including, without limitation, any graphic, logo or stylized version of a Trademark), (b) the Online Properties and (c) the Social Media Accounts.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree by any Governmental Authority.

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Los Angeles Courts” shall have the meaning set forth in Section 9.6(c).

“Losses” means any and all losses, Liabilities, Taxes, claims, damages, expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value.

“Maximum Aggregate Purchase Price” shall have the meaning set forth in Section 7.4.

“Minimum Payments” shall have the meaning set forth in Section 3.1(c).

“Online Properties” means the Domain Names and uniform resource locators and, solely to the extent of Seller’s limited rights therein, keywords for online advertising.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority.

“Party” or “Parties” means, individually or collectively, Buyer and Seller.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price Payments” shall have the meaning set forth in Section 3.1(a).

“Purchased Intellectual Property” shall have the meaning set forth in Section 2.1(d).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Persons” shall have the meaning set forth in Section 8.3(a).

“Similar Mark” means (a) “WHIPSHOTS”, (b) “WHIPSHOTZ”, (c) “WHIP SHOTS”, (d) “WHIP SHOTZ”, (e) “WHIP”, (f) “SHOTS” and (g) any other name, word(s), phrase or Trademark that is derived from, includes (in whole or in part), is a singular version of, is an alternate spelling or misspelling of, is phonetically equivalent to, is a combination of, or is otherwise similar to any of the foregoing clauses (a), (b), (c), (d), (e) or (f).

“Social Media Accounts” means the accounts of Seller with Instagram, Twitter and any other social media sites, applications or platforms and includes any handle names and direct links to each of such accounts.

“Tax” or “Taxes” means any federal, state, provincial, local, municipal, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto), in each case imposed by any Governmental Authority, including any such amounts payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such Tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise.

“Term” shall have the meaning set forth in Section 3.1(a).

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” means all trade names, trade dress, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations, designations or origin and applications therefor (in the case of each of the foregoing including, without limitation, word marks and graphic marks), and all goodwill appurtenant to any or all of the foregoing.

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Usage Term” shall have the meaning set forth in Section 7.2(a).

“USPTO” means the United States Patent and Trademark Office.

“USPTO Allowance” shall have the meaning set forth in Section 3.1(c).

“Whipshots/Whipshotz Products” means the products and services sold by Buyer bearing the “WHIPSHOTS” or “WHIPSHOTZ” Trademark.

“Whipshots Trademark” shall have the meaning set forth in Section 3.1(c).

“Whipshotz Trademark” shall have the meaning set forth in Section 7.2(a).

“Withheld Amounts” shall have the meaning set forth in Section 3.1(c).

Section 1.2         Other Definitions and Interpretive Matters.

(a)            Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(i)    Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(ii)    The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section,” “Article,” “Schedule,” or “Exhibit” are to the corresponding Section, Article, Schedule, or Exhibit of or to this Agreement unless otherwise specified.

(iii)    Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(iv)    The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           No Strict Construction. Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, and no Party shall be deemed the drafter of this Agreement, and the Parties all waive any statute, principle or rule of law to the contrary.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, in consideration of payment of the Purchase Price Payments, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, free and clear of any Encumbrances, and Buyer shall purchase, assume and accept from Seller, all right, title and interest of Seller in, to, or under the following (collectively, the “Acquired Assets”):

(a)            the Intellectual Property;

(b)            the Documents;

(c)            all digital assets related to the Intellectual Property;

(d)            all Claims of Seller to the extent arising out of, or relating to, the Documents, the Intellectual Property or digital assets related thereto (items (a) through (d) collectively referred to as the “Purchased Intellectual Property”);

(e)            all Customer Data; and

(f)            all transferrable rights of Seller under non-disclosure or confidentiality, non- compete, or non-solicitation Contracts benefitting the Purchased Intellectual Property or relating to the Documents.

Section 2.2         Excluded Liabilities. Buyer is not assuming any Liabilities of Seller.

Section 2.3 Withholding. Buyer shall be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that Buyer is required to deduct and withhold with respect to such payment under any provision of applicable Law. Taxes withheld pursuant to this Section 2.3 by Buyer will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

PURCHASE PRICE PAYMENTS

Section 3.1         Purchase Price Payments.

(a)           For a period of seven (7) Contract Years (the “Term”), in consideration for the purchase, sale, assignment and conveyance of the Acquired Assets, for each Contract Year, Buyer shall pay to Seller cash (each, a “Purchase Price Payment” and collectively, the “Purchase Price Payments”) based on a percentage of Gross Revenues actually received by Buyer in such Contract Year, as follows:

Gross Revenues	Percentage of Gross Revenues
[REDACTED]	[REDACTED]%
[REDACTED]	[REDACTED]%
[REDACTED]	[REDACTED]%
[REDACTED]	[REDACTED]%

For purposes of the foregoing, (i) “Gross Revenues” means gross revenues received by Buyer solely from Buyer’s sale of the Whipshots/Whipshotz Products, and (ii) “Contract Year” means a twelve (12) month period ending one day prior to the same day of the month as such period began (e.g., if such period began on June 1, 2021, it would end May 31, 2022), with the first Contract Year commencing three (3) months after the Closing Date.For clarity, the above percentages shall be paid solely with respect to the specified tranche of Gross Revenues [ REDACTED

REDACTED ]. All payments shall be made in United States dollars.

(b)           The Purchase Price Payment for each Contract Year shall be calculated and paid by Buyer on or before the ninetieth (90th) calendar day following the end of each Contract Year. Each payment shall be made to Seller by wire transfer to a bank account reasonably designated by Seller in writing.

(c)           Notwithstanding the foregoing, for each Contract Year, the Purchase Price Payment shall be at least [REDACTED] (each, a “Minimum Payment” and collectively, the “Minimum Payments”) with the first Minimum Payment to be made on the Closing Date as an advance on the Purchase Price Payment for the first Contract Year. Notwithstanding anything herein to the contrary, except for the first Minimum Payment, which shall be paid in full on the Closing Date, until and unless Section 7.2(j) has been complied with and Buyer’s application for registration of either of the name “WHIPSHOTS” or “WHIP SHOTS” (either of the foregoing, the “Whipshots Trademark”) has been allowed by the USPTO (the “USPTO Allowance”), Seller shall only be entitled to receive an amount equal to twenty-five percent (25%) of any Purchase Price Payment that would otherwise be due and payable to Seller with the remaining portion of any such Purchase Price Payment to be held by Buyer until the USPTO Allowance (such remaining portions, the “Withheld Amounts”); provided, however, that any delay in payment based upon the USPTO Allowance shall be contingent upon Buyer filing its application to register the Whipshots Trademark within thirty (30) calendar days following the Closing Date and pursuing such applications with reasonable diligence. The Withheld Amounts (if any) shall be calculated and paid by Buyer on or before the ninetieth (90th) calendar day following the USPTO Allowance. For the avoidance of doubt and notwithstanding anything herein to the contrary, (i) Buyer has no obligation to invest or pay interest in respect of the Withheld Amounts and (ii) if the USPTO Allowance is not granted, then the Withheld Amounts and the Purchase Price Payments shall not become due or payable to Seller.

ARTICLE IV

CLOSING

Section 4.1         Closing Date. The closing of the sale of the Acquired Assets (the “Closing”) shall be consummated on the date hereof (the “Closing Date”).Buyer’s Deliveries to Seller.

Section 4.2         Buyer’s Deliveries to Seller. At the Closing, Buyer shall deliver to Seller each of the following:

(a)            each other Transaction Document to which Buyer is a party, duly executed by Buyer;

(b)            such assignments and other good and sufficient instruments of assumption and transfer, each in form reasonably satisfactory to Seller, as Seller may reasonably request to transfer and assign the Acquired Assets to Buyer; and

(c)            payment of the first Minimum Payment by wire transfer to a bank account reasonably designated by Seller in writing.

Section 4.3         Seller’s Deliveries to Buyer. At the Closing, Seller shall deliver to Buyer each of the following:

(a)            each other Transaction Document to which Seller is a party, duly executed by Seller;

(b)          such bills of sale, deeds, endorsements, assignments (including requisite assignments of all Purchased Intellectual Property and Customer Data), UCC terminations and other filings and other good and sufficient instruments, each in form reasonably satisfactory to Buyer, which are necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Acquired Assets free and clear of any Encumbrances;

(c)            with respect to the Online Properties and the Social Media Accounts, Seller’s login credentials for and such documents as may be reasonably necessary to transfer to Buyer all administrative rights to the Online Properties and the Social Media Accounts; and

(d)            the Customer Data and the Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, Seller hereby represents and warrants to Buyer that, the following statements contained in this ARTICLE V are true and correct as of the date hereof:

Section 5.1        Organization and Good Standing. Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of Seller’s organization. Seller (a) has the requisite power and authority to own or lease and to operate and use Seller’s properties and (b) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify.

Section 5.2      Authority; Validity; Consents. Seller has, as applicable, the requisite limited liability company power and authority necessary to enter into and perform Seller’s obligations under this Agreement and the other Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and each other Transaction Document required to be executed and delivered by Seller at the Closing will be duly and validly executed and delivered by Seller at the Closing. As applicable, this Agreement and the other Transaction Documents constitute, with respect to Seller, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Seller is not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby and thereby.

Section 5.3         Title to Acquired Assets. Seller owns, and will transfer, upon consummation of the transactions contemplated hereby, good and transferable title to all of the Acquired Assets free and clear of any Encumbrances.

Section 5.4         Intellectual Property.

(a)           Schedule 2.1(a) sets forth a correct and complete list as of the date hereof of all Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority, and all applications for Intellectual Property filed with any Governmental Authority, specifying as to each, as applicable: the title of the patent, the mark, the copyright, the Online Property or the design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; and the issue, registration or filing date. Except as set forth on Schedule 5.4(a), Seller owns all right, title and interests in and to the Purchased Intellectual Property and the Customer Data, free and clear of all Encumbrances.

(b)          To the best of Seller’s knowledge and belief, no Third Party is infringing or misappropriating any Purchased Intellectual Property included in the Acquired Assets, nor any of Seller’s rights in the Social Media Accounts. Seller is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of the Purchased Intellectual Property or the Customer Data. To the best of Seller’s knowledge and belief, the use of the Purchased Intellectual Property does not infringe any Third Party’s Trademarks, Copyrights or other intellectual property rights.

(c)            All uses of the Trademarks included in the Acquired Assets for goods and services have been made pursuant to a consistent and uniform quality control standard for the goods and services, administered and enforced by Seller, at the same level, or higher, as the goods and services were rendered prior to the date of any license of such Trademarks and consistent with, or higher, than the quality and service levels used by Seller in the ordinary course of business after the date of any license of such Trademarks. Seller has not granted any right or license to, or assigned ownership of, any Similar Mark to any Third Party.

Section 5.5         Customer Data. Seller’s privacy policies do not prohibit the transfer of the Customer Data to Buyer or the use by Buyer thereof, other than for general restrictions under applicable Law on the use of such data.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules, Buyer hereby represents and warrants to Seller that, the following statements contained in this ARTICLE VI are true and correct as of the date hereof:

Section 6.1         Organization and Good Standing. Buyer is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of Buyer’s organization. Buyer (a) has the requisite power and authority to own or lease and to operate and use Buyer’s properties and (b) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify.

Section 6.2       Authority; Validity; Consents. Buyer has, as applicable, the requisite limited liability company power and authority necessary to enter into and perform Buyer’s obligations under this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document required to be executed and delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer at the Closing. As applicable, this Agreement and the other Transaction Documents constitute, with respect to Buyer, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Buyer is not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby and thereby.

ARTICLE VII

COVENANTS

Section 7.1         Seller’s Actions at Closing. Concurrent with the Closing and Seller’s delivery to Buyer of the Acquired Assets, Seller shall relinquish complete control of the Online Properties and the Social Media Accounts to Buyer.

Section 7.2         Whipshotz Trademark; Covered Trademark Applications; Similar Marks.

(a)            From and after the Closing Date, subject to the limitations set forth in this Agreement and Seller’s compliance with the terms and conditions of this Agreement, Buyer covenants, for a period of the first seven (7) Contract Years hereunder, as such period may be terminated sooner pursuant to Section 7.2(f) hereof (the “Usage Term”), not to sue Seller for trademark infringement or seek injunctive relief with respect to Seller’s use of the name “WHIPSHOTZ” (the “Whipshotz Trademark”) solely in connection with sales by Seller of pudding (the “Field”). Seller shall not have any right to, and shall not, (a) use the Whipshotz Trademark outside the Field, or (b) use any other Similar Mark in any manner (including, without limitation, in domain names or social media handles). Upon the expiration or termination of the Usage Term, Seller shall immediately cease all usage of the Whipshotz Trademark and, without limiting the foregoing, (i) remove or cause to be removed from social media accounts, websites, marketing materials, online platforms and content owned, controlled, licensed or authorized by Seller all instances of the Whipshotz Trademark, (ii) discontinue usage of any domain name containing the Whipshotz Trademark and transfer control and registration thereof to Buyer, and (iii) change Seller’s social media accounts and their handles so that their names do not include the Whipshotz Trademark or any Similar Mark, or, if such change is not possible, transfer to Buyer’s ownership and control such social media accounts and their handles, or, if requested by Buyer, close and discontinue such social media accounts and their handles.

(b)            In connection with its use of the Whipshotz Trademark, Seller shall comply with reasonable guidelines provided by Buyer from time to time after the Closing Date in writing.

(c)            Seller shall maintain and control the quality of its products and services in connection with which the Whipshotz Trademark will be used and comply with all relevant or applicable Laws, rules and regulations in such a manner so as not to damage or impair the goodwill of the Whipshotz Trademark or any Similar Mark.

(d)          Seller acknowledges and agrees that from and after the Closing Date, as between Buyer and Seller: (i) the Whipshotz Trademark and all other Similar Marks are the exclusive property of Buyer, (ii) Buyer owns and shall own all right, title and interest, throughout the world, in and to the Whipshotz Trademark and all other Similar Marks, and (iii) Buyer has and shall have the exclusive right to seek and obtain registrations of the Whipshotz Trademark and all other Similar Marks.

(e)          Seller will, if and only as requested in writing by Buyer, cause the designation “®” or the “™” symbol to appear, as reasonably appropriate, immediately after at least one reference to the Whipshotz Trademark on sales, marketing, or other public-facing materials displaying the Whipshotz Trademark.

(f)             The Usage Term shall automatically terminate early upon (i) payment to Seller of the Maximum Aggregate Purchase Price, or (ii) Seller’s material breach of this Section 7.2, whichever occurs first.

(g)            Upon the expiration or earlier termination of the Usage Term, the covenant set forth in Section 7.2(a) shall cease to apply and Seller shall thereupon immediately cease using, and thereafter refrain from using in any respect, the Whipshotz Trademark.

(h)            Seller acknowledges and agrees that the name “WHIPSHOTS” is confusingly similar to the name “WHIPSHOTZ”. All goodwill arising out of the use of the Whipshotz Trademark shall inure to the sole benefit of Buyer.

(i)           Seller covenants, in perpetuity, that it shall not, and shall not cause, authorize or assist any Third Party to, use in any manner any Similar Mark (other than Seller’s use of “WHIPSHOTZ” during the Usage Term solely in the Field), apply for registration of any Similar Mark in any jurisdiction, or register any domain name that constitutes, consists of or includes any Similar Mark.

(j)            Upon Buyer’s written request (the “Covered Trademark Abandonment Request”), Seller shall immediately abandon all Covered Trademark Applications and make all filings necessary to do so, and provide to Buyer copies of all such filings. Seller shall not seek to revive or reinstate any Covered Trademark Application. Seller shall, upon Buyer’s request, reasonably cooperate with Buyer in Buyer’s applications for registration of any Similar Mark, to the extent such cooperation is necessary for Buyer to successfully obtain such registration. For the avoidance of doubt and notwithstanding anything herein to the contrary, Seller shall not abandon, or cause to be abandoned, any Covered Trademark Application prior to receiving the Covered Trademark Abandonment Request.

Section 7.3         Acquired Assets Sale.

(a)    If, prior to the expiration of the Term, there is an Acquired Assets Sale, then Buyer shall pay Seller two percent (2%) of the sale price received by Buyer from such Acquired Assets Sale in respect of the Acquired Assets, less any transaction expenses (including, without limitation, associated commissions, broker or banker fees, Taxes, accounting costs, legal costs, etc.), expenses incurred to maintain or protect the Acquired Assets, and any previously paid Purchase Price Payments.

(b)    Any amounts due and owing by Buyer as the result of an Acquired Assets Sale shall be calculated and paid by Buyer on or before the ninetieth (90th) calendar day following the closing of such Acquired Assets Sale to Seller by wire transfer to a bank account reasonably designated by Seller in writing.

Section 7.4 Maximum Aggregate Purchase Price. Notwithstanding any other provision in this Agreement to the contrary, the maximum aggregate amount payable to Seller under this Agreement is [REDACTED] (the “Maximum Aggregate Purchase Price”). For the avoidance of doubt, any amounts payable to Seller under this Agreement, including but not limited to, (a) the Purchase Price Payments set forth in ARTICLE III and (b) any amount payable in connection with an Acquired Assets Sale described in Section 7.3, shall be subject to the aggregate payment cap set forth in this Section 7.4.

Section 7.5 Transfer of the Social Media Accounts. At the Closing, Seller will deliver to Buyer a bill of sale of all rights of Seller in the Social Media Accounts and will cooperate with Buyer to effect the transfer of control over the Social Media Accounts to Buyer, including assisting Buyer with the recovery and re-institution of the Social Media Accounts in Buyer’s name.

Section 7.6 Further Assurances. Following the Closing, Seller, on the one hand, and Buyer, on the other hand, shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary under applicable Law, and execute and deliver such instruments and documents and to take such other actions, as may be required to consummate the transactions contemplated by this Agreement at or after the Closing. In furtherance and not in limitation of the foregoing, (a) in the event that any of the Acquired Assets shall not have been conveyed at Closing, Seller shall use commercially reasonable efforts to convey such Acquired Assets to Buyer as promptly as practicable after the Closing; (b) Seller shall reasonably cooperate with Buyer and will provide to Buyer a commercially reasonable time in advance of the Closing, all information necessary to run and maintain (but not transfer) the Online Properties and the Social Media Accounts and to transition over to Buyer the Online Properties and the Social Media Accounts at the Closing; and (c) as of the Closing and the Closing Date, shall have paid current all amounts necessary to maintain access to and to be in good standing with the Online Properties and the Social Media Accounts.

Section 7.7 Books and Records. During the Term, and for a period of three (3) years after termination of this Agreement. Buyer shall maintain true, accurate, and complete books and records regarding Buyer’s sale of any Whipshots/Whipshotz Products. Buyer shall make such books and records available for inspection by Seller and Seller’s Representatives upon reasonable notice. Any such inspection shall be at Seller’s expense unless such inspection reveals an underpayment from Buyer to Seller, in which case Buyer shall pay all expenses associated with such inspection and immediately pay to Seller an amount equal to 110% of the underpayment revealed pursuant to such inspection.

Section 7.8 Confidential Information. “Confidential Information” means the terms of this Agreement, and all information not generally known to the public, in any medium, including but not limited to business, technical, or financial information that is either designated as confidential in writing by the disclosing party (the “Discloser”) to the other party (the “Recipient”) or that a Recipient should reasonably understand to be confidential because of legends, markings, oral identification, or the nature of the information. Confidential Information shall not include any information that: (a) is in the Recipient’s possession at the time of disclosure without the Recipient’s breach of any legal obligation, (b)    becomes known to the Recipient through disclosure by sources other than the Discloser who have the legal right to disclose such Confidential Information, (c) is independently developed by or for the Recipient without reference to or reliance upon the Discloser’s Confidential Information, or (d) is required to be disclosed by the Recipient to comply with applicable Laws or governmental regulations, provided the Recipient provides prior written notice to the Discloser and takes reasonable and lawful actions, as specified by and at the expense of the Discloser, to avoid and minimize the extent of such disclosure. Each Party shall hold the other’s Confidential Information in confidence and shall not disclose the other’s Confidential Information to any Person except the Recipient’s Representatives who have a need to know and who are bound in writing to preserve the confidentiality thereof. The Recipient shall use Confidential Information only for the purpose for which it was disclosed and shall not otherwise use the Confidential Information for its own or another’s benefit without the prior written consent of the Discloser. Each Party shall promptly notify the other of any unauthorized use of the other’s Confidential Information.

ARTICLE VIII

INDEMNIFICATION; REMEDIES

Section 8.1         Indemnification and Reimbursement by Seller.

(a)           Seller will indemnify Buyer, its Representatives, equity holders and Affiliates (collectively, the “Buyer Indemnified Persons”) against, hold Buyer Indemnified Persons harmless from, and reimburse Buyer Indemnified Persons for, any Losses, arising from, related to or in connection with:

(i)    any inaccuracy in or any breach of any representation or warranty of Seller contained in any Transaction Document;

(ii) any breach of any covenant or agreement of Seller contained in any Transaction Document;

(iii) any Liabilities of Seller; and

(iv)    any Liability imposed upon Buyer by reason of such Buyer’s status as transferee of the Acquired Assets.

(b)            All indemnification rights hereunder shall survive the Closing, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of any Buyer Indemnified Person or the acceptance by Buyer of any certificate or opinion.

(c)            Any indemnification payments made pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price Payments unless otherwise required by applicable Laws.

Section 8.2 Set Off Rights. Notwithstanding any other provision in this Agreement, any Buyer or any Affiliate thereof may in good faith withhold and set off against any amounts due to Seller or any Affiliate thereof under the Transaction Documents any amount as to which Seller is obligated to indemnify any Buyer Indemnified Person pursuant to this ARTICLE VIII. Buyer’s exercise of such right of set off, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit any Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 8.3         Indemnification and Reimbursement by Buyer.

(a)          Buyer will indemnify Seller, its Representatives, equityholders and Affiliates (collectively, the “Seller Indemnified Persons”) against, hold Seller Indemnified Persons harmless from, and reimburse Seller Indemnified Persons for, any Losses, arising from, related to or in connection with:

(i)    any inaccuracy in or any breach of any representation or warranty of Buyer contained in any Transaction Document;

(ii)    any breach of any covenant or agreement of Buyer contained in any Transaction Document; and

(iii)    any Liability imposed upon Seller based upon (A) Seller’s status as a transferor of the Acquired Assets and (B) Buyer’s violation of Law with respect to operating such Acquired Assets.

(b)            All indemnification rights hereunder shall survive the Closing, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of any Seller Indemnified Person or the acceptance by Seller of any certificate or opinion.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. Any notice, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, (b) by a nationally recognized courier for overnight delivery service, or (c) by email or other electronic means, confirmed by telephone or return email (including an automated return receipt), to the persons indicated below. A notice or communication shall be deemed to have been effectively given (i) if in person, upon personal delivery to the Party to whom the notice is directed, (ii) if by nationally recognized courier, one Business Day after delivery to such courier, and (iii) if by email or other electronic means, when sent and confirmed by telephone or return email. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

(a)	If to Seller, then to:

PENGUINS FLY, LLC
Little Sandy Pond Road Plymouth, MA 0230 Attention: William Leak
Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Eugene R. Curry Law Office of Eugene R. Curry 3010 Main Street
Barnstable, MA 02630
Email: [REDACTED]

(b)

If to Buyer, then to:

Whipshots LLC
250 26th St., Suite 200
Santa Monica, California 90402 Attention: Ross Sklar
Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP 2029 Century Park E, Suite 2400 Los Angeles, California 90067 Attention: Will Chuchawat
Email: [REDACTED]

Section 9.2 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought and such amendment, modification, discharge or waiver is delivered substantially contemporaneously to each other Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights to payment of any Party under or by reason of this Agreement.

Section 9.3 Entire Agreement. This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter.

Section 9.4 Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Party (which consent maybe granted or withheld in the sole discretion of such other Party); provided, however, no consent shall be required in the case of the bona fide sale to a Third Party of all or substantially all of the assets of a Party.

Section 9.5 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

Section 9.6         Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)         In the event that there is dispute between the Parties as to the interpretation or performance of this Agreement, then the Parties shall consult together in good faith to reach a mutually agreeable resolution. In the event that Parties are unable to resolve any dispute within ninety (90) days, then prior to the initiation of litigation, the parties shall attempt to resolve such dispute through mediation under the auspices JAMS, with the Parties sharing equally the cost of mediation. Except to the extent necessary to prevent irrevocable harm or preserve rights or remedies neither Party shall initiate litigation until thirty (30) days after the first mediation conference. No mediator shall be an officer or employee of the Parties.

(b)          This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the laws of the State of California applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of California applicable hereto.

(c)        All Proceedings arising out of or relating to this Agreement shall be heard and determined in the state or federal courts sitting in the Los Angeles, California (“Los Angeles Courts”), and the Parties hereby (i) irrevocably and unconditionally submit to the exclusive jurisdiction of the Los Angeles Courts (and of the appropriate appellate courts) with respect to all Proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (whether based on contract, tort or other theory); (ii) agree that all claims with respect to any such Proceeding shall be heard and determined in such courts and agree not to commence any Proceeding relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or other theory) except in such courts; (iii) irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waive the defense of an inconvenient forum; and (iv) agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties agree that any violation of this Section 9.6(c) shall constitute a breach of this Agreement and shall constitute irreparable harm.

(d)         EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7 Counterparts. This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in counterpart signature pages executed and delivered via email with scan attachment or via any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and shall be as effective as delivery of a manually executed counterpart of this Agreement; except as otherwise prohibited by Law in the case of documents to be filed with Governmental Authorities.

Section 9.8 Parties in Interest; No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, benefits, remedies, obligations, liabilities or claims hereunder upon any Person not a Party or a permitted assignee of a Party.

Section 9.9 Specific Performance. The Parties acknowledge and agree that irreparable injury, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain (without the posting of any bond) specific performance of the terms of this Agreement. If any Proceeding is brought by the non- breaching Party or Parties to enforce this Agreement, the Party in breach shall waive the defense that there is an adequate remedy at law.

Section 9.10 No Press Release. Neither Seller nor any of its Representatives may make any press release or other public disclosure regarding the existence of this Agreement or the other Transaction Documents, its or their contents, or the transactions contemplated by this Agreement or the other Transaction Documents without the written consent of Buyer, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure. Seller shall hold confidential the terms and provisions of this Agreement and the other Transaction Documents and the terms of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.11 Survival. ARTICLES III, VII, VIII and IX shall survive any termination or expiration of this Agreement. No termination will affect the obligation for payments or fees owed that arose prior to termination pursuant to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives on the date first written above.

BUYER:

WHIPSHOTS LLC

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chairman

SELLER:

PENGUINS FLY, LLC

By:	/s/ William Leak
Name:	William Leak
Title:	President

Signature Page to Intellectual Property Purchase Agreement

Schedule 2.1(a)

Intellectual Property

1.	The trademark registration application filed with the USPTO with U.S. Serial No. 88765787 (for the trademark “WHIPSHOTZ”)

2.	The trademark registration application filed with the USPTO with U.S. Serial No. 88765769 (for the trademark “WHIPSHOTS”)

3.	Whiphotz.us

4.	Whipshotz.net

5.	Whipshotz.com

6.	whipshotz.co

7.	Whipshots.net

8.	whipshots.com

9.	whipshots.co

10.	Instagram account: @whipshotz

11.	Twitter account: @whipshotz

Schedule 5.4(a)

Encumbrances on Intellectual Property

None.